Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 8th day of March, 2007, by and between Protection One, Inc., a Delaware corporation (the “Company”), Protection One Alarm Monitoring, Inc., a Delaware corporation (“POAMI”), and Kimberly G. Lessner (“Executive”).

W I T N E S S E T H :

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interest of the Company, its creditors and its stockholders to employ Executive and to provide Executive compensation and benefits arrangements which are competitive with those of other comparable and similarly situated corporations; and

WHEREAS, POAMI is a direct and wholly owned subsidiary of the Company and will receive substantial direct and indirect value from Executive; and

WHEREAS, each of the board of directors of the Company and of POAMI has authorized the Company and POAMI, respectively, to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company, POAMI and Executive hereby agree as follows:

1.     Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)   “Board” means the Board of Directors of the Company.

(b)   “Bonus Amount” means:

(A)  for a Date of Termination occurring in fiscal year 2008, the annual incentive bonuses payable by the Company to or for the benefit of or deferred by Executive for the 2007 fiscal year of the Company; and

(B)   for a Date of Termination occurring in fiscal year 2009, the average of the annual incentive bonuses payable by the Company to or for the benefit of or deferred by Executive for the 2007 and 2008 fiscal years of the Company; and

(C)   for a Date of Termination occurring after fiscal year 2009, the average of the annual incentive bonuses payable by the Company to or for the benefit of or deferred by Executive for the last three (3) completed fiscal years of the Company immediately preceding the Date of Termination.

(c)   “Cause” means:

(A)  the willful and continued failure of Executive to perform substantially her duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or Executive delivering a Notice of Termination for Good Reason to the Company) that is not remedied within 30 days after a written demand for substantial performance is delivered to Executive by the Chairman of the Board, the Chairman of the Compensation Committee or the Chief Executive Officer, which specifically identifies the manner in which Executive has not substantially performed Executive’s duties and that such failure if not remedied constitutes “Cause” under this Agreement; or

(B)   Executive’s conviction by a court of law, Executive’s admission in a legal proceeding that she is guilty or Executive’s plea of nolo contendre, in each case, with respect to a felony.

For purposes of this Section 1(c), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.

(d)   “Date of Termination” means:

(A)    if Executive’s employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30 day period);

(B)     if Executive’s employment is to be terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination;

(C)     if Executive’s employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which shall be 90 days after the Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing;

(D)    if Executive’s employment terminates by reason of death, the date of death of Executive; or

(E)     if Executive’s employment is terminated by Executive in a Non-Qualifying Termination, the date specified in Executive’s Notice of Termination, but not more than 30 days after the Notice of Termination is given, unless expressly agreed to by the Company in writing.

(e)   “Disability” means termination of Executive’s employment by the Company due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least one-hundred-eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given to Executive following such absence Executive shall have returned to the full-time performance of Executive’s duties.

(f)    “Good Reason” shall mean termination of Executive’s employment by Executive based on any of the following events:

(A)  any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect (which may be cumulative) with Executive’s position(s), duties, responsibilities or status with the Company (including any adverse diminution of such duties or responsibilities), provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly due to the Company no longer being a publicly traded entity;

(B)   the failure to reappoint or reelect Executive to any position held by Executive without Executive’s consent;

(C)   a material breach of this Agreement by the Company or POAMI including but not limited to reduction in Executive’s Annual Base Salary (as defined in Section 4(a)) or other reduction in medical, dental, life or disability benefits (except to the extent such reductions apply consistently to all other senior executives);

(D)  failure to offer a short-term incentive plan each year with a target bonus of not less than 60% of Annual Base Salary and a potential to earn at least 100% of Annual Base Salary (unless Executive consents otherwise, to be paid no later than the end of the first calendar quarter after the year with respect to which such bonus relates); or

(E)   the relocation by the Company of Executive’s principal workplace location more than 50 miles from the workplace location principally used by Executive as of the date hereof, which the parties agree is, as of the date hereof, the Company’s facility located at 4221 West John Carpenter Freeway, Irving, Texas 75063.

Executive must provide Notice of Termination of employment within one-hundred-eighty (180) days following Executive’s knowledge of an event or facts constituting Good Reason (or the last of such events or facts if cumulative) or such event or facts shall not constitute Good Reason under this Agreement.

(g)   “Non-Qualifying Termination” means a termination of Executive’s employment under any circumstances not qualifying as a Qualifying Termination, including without limitation any termination by the Company for Cause, any termination by Executive without Good Reason or for no reason at all or any termination on account of death, Disability or Retirement.

(h)   “Notice of Termination” means a written notice of termination of employment given by one party to the other party pursuant to Section 15(b).

(i)    “Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause, or (ii) by Executive for Good Reason.  Termination of

Executive’s employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

(j)    “Retirement” means Executive’s termination of her employment on or after her attainment of age 65.

(k)   “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets upon liquidation or dissolution.

2.     Employment and Duties.

(a)   Term of Employment.  The Company agrees to employ Executive, and Executive agrees to enter into employment with the Company, in accordance with the terms and provisions of this Agreement, for the Term of this Agreement.  Upon termination of Executive’s employment (regardless of whether such termination constitutes a Qualifying Termination or Non-Qualifying Termination), Executive shall be relieved of any obligation to continue to perform the duties described in Section 2(b) effective as of the Date of Termination.  The termination of the employment relationship by either party for any reason or for no reason at all shall not constitute a breach of this Agreement, but certain obligations and benefits shall survive such termination of employment as set forth in Section 18.

(b)   Duties.  During the period of Executive’s employment under this Agreement, Executive shall serve as Executive Vice President and Chief Marketing Officer of the Company.  Executive shall devote Executive’s full business time and attention to the affairs of the Company and her duties as its Executive Vice President and Chief Marketing Officer.  Executive shall have such duties as are appropriate to Executive’s position as Executive Vice President and Chief Marketing Officer, and shall have such authority as required to enable Executive to perform these duties. Consistent with the foregoing, Executive shall comply with all reasonable instructions of the President and Chief Executive Officer and Board of Directors of the Company.  Executive shall report to the President and Chief Executive Officer.  In addition, during the period of Executive’s employment under this Agreement, Executive may serve as an officer and/or director of a Subsidiary or Subsidiaries if requested to do so by the Board.  Executive may resign from the board of directors of any Subsidiaries at any time in her sole and absolute discretion.

3.     Term of Agreement.  The Term of this Agreement (“Term”) shall commence on the date of this Agreement and shall continue until the Date of Termination that results from a Qualifying Termination or Non-Qualifying Termination. Certain obligations and benefits shall survive the expiration of the Term as set forth in Section 18.

4.     Base Salary and Benefits.

(a)   Base Salary.  During the period of Executive’s employment under this Agreement, the Company shall pay Executive an annual base salary (“Annual Base Salary”) at an annual rate equal to not less than Two Hundred Sixty-Five Thousand and No/100 Dollars ($265,000.00), which shall be reviewed annually by the Board or the Compensation Committee of the Board.  Executive’s Annual Base Salary shall be paid in accordance with the standard practices for other senior corporate executives of the Company.

(b)   Bonuses.  Executive shall be eligible to receive annually or otherwise any bonus awards, whether payable in cash, shares of common stock of the Company or otherwise, which the Company, the Board, the Compensation Committee of the Board or such other authorized committee of the Board determines to award or grant; provided, however, that Executive shall participate under a short-term incentive plan (subject to its terms which shall be reasonably determined by the Board and based on targets that are reasonably attainable) each year with a target bonus of not less than 60% of Annual Base Salary and a potential to earn at least 100% of Annual Base Salary.  The bonus payable to Executive, if any, under the short-term incentive plan with respect to 2007 shall be calculated in accordance with the respective plan and shall take into account a pro-rata portion based on the number of days from March 8, 2007 through December 31, 2007 (i.e., 308/364).

(c)   Benefit Programs. During the period of Executive’s employment under this Agreement, Executive shall be eligible to participate in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company (subject to meeting generally applicable participation requirements under the applicable plan or program), including, but not limited to, retention plans, stock option plans, restricted stock grants, 401(k) plans, group life insurance, hospitalization and surgical and major medical coverages, employee stock purchase plans, car allowances, paid time off (“PTO”) and holidays, long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company.  For purposes of this Section 4(c), the term “the Company” shall also include POAMI. Executive’s car allowance shall be an amount not less than $1,128 per month and PTO shall accrue at a rate of 8.33 hours per pay period with a maximum cumulative accrual of 300 hours.

(d)   Business Expenses and Perquisites.  Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with the conduct of the business of the Company (including reasonable travel expenses), provided Executive properly accounts therefor in accordance with the Company’s policies. During the period of Executive’s employment under this Agreement, Executive shall also be entitled to such other perquisites as are customary for senior executives of the Company.

(e)   Office and Services Furnished.  During the period of Executive’s employment under this Agreement, the Company shall make available to Executive office space, secretarial assistance and such other facilities and services as shall be suitable to Executive’s position and adequate for the performance of Executive’s duties hereunder.

(f)    Stock Option Plan. On the date which is sixty (60) days after the date of this Agreement, and in accordance with Section 5(a)(D) hereof, Company shall grant Executive options to purchase 100,000 shares of Company’s common stock, which options shall vest and be exercisable in accordance with the Company’s 2004 Stock Option Plan and the Option Agreement between the Company and Executive of even date herewith and attached hereto as Annex A.

5.     Payments Upon Termination of Employment.

(a)   Qualifying Termination.  If the employment of Executive terminates pursuant to a Qualifying Termination, then:

(A)  within five (5) business days following the Date of Termination, the Company shall pay to Executive a lump-sum cash payment equal to the sum of

(I)        Executive’s Annual Base Salary payable through the Date of Termination;

(II)       bonus amounts payable to Executive for prior fiscal years (to the extent not previously paid);

(III)     bonus amounts not paid to Executive as a result of Executive’s election to defer payment;

(IV)     a pro rata portion of Executive’s annual bonus for the fiscal year in which the Date of Termination occurs (to the extent not previously paid) in an amount at least equal to (1) Executive’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days in a fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (2) any amounts paid to Executive from the Company’s annual incentive plan for the fiscal year in which the Date of Termination occurs; and

(V)       the cash equivalent of any accrued Paid Time Off; in each case to the extent not already paid.

(B)   within five (5) business days following the Date of Termination, the Company shall pay to Executive a cash lump-sum equal to the sum of Executive’s highest Annual Base Salary during the 12-month period immediately prior to the Date of Termination, plus Executive’s Bonus Amount;

(C)   the Company shall continue, for a period of one (1) year following Executive’s Date of Termination, to provide Executive (and Executive’s dependents, if applicable) with substantially similar levels of medical, dental, and life insurance benefits upon substantially similar terms and conditions as Executive would have been entitled to receive if she had continued in employment; provided, that, if Executive cannot continue to participate in the Company benefit plans providing such benefits, the Company shall otherwise provide, at the Company’s option, (i) such benefits on a substantially similar basis as if continued participation had been permitted through the Company’s benefit plans (the “Continued Benefit Plans”) or (ii) a lump-sum cash payment based on the cost of premiums comparable to those that would be required to receive such benefits on a substantially similar basis plus the amount of any conversion fees required to convert from group coverage to individual coverage under the Company’s existing benefit plans (the “Benefits Lump-Sum Payment”).  If the Company elects to provide Executive with

Continued Benefit Plans, Executive shall cooperate with the Company and each provider of any such Continued Benefit Plan in order for the Company to obtain such Continued Benefit Plans for Executive, which cooperation shall include but not be limited to providing copies of medical records and other information required by any provider of such Continued Benefit Plan and undergoing one or more physical examinations.  If the Company elects to provide Executive with the Benefits Lump-Sum Payment, the Company shall notify Executive of its intention to make this election not later than 90 days prior to the date on which Executive’s coverage under existing benefit plans will expire, and if, within 60 days after Executive receives such notification from the Company, Executive presents the Company with one or more benefit plans that Executive has obtained or intends to obtain that provide benefits on a substantially similar basis as the benefits provided to Executive prior to the Date of Termination (and acknowledgment from the provider of such benefit plans that such benefit plans have been or can be obtained by Executive on those terms, including, without limitation, at least substantially similar scope of coverage, substantially similar deductibles and substantially similar co-payments), then the Benefits Lump-Sum Payment shall be made based on the premiums plus any other administrative fees (except co-payments) charged by the Company offering such plans.  If the Company elects to provide Executive with the Benefits Lump-Sum Payment and it is determined by the Company that any portion of the Benefits Lump-Sum Payment constitutes taxable wages for federal income and/or employment tax purposes, the Company agrees to pay Executive an additional amount (the “Benefits Gross-Up Payment”) such that the net amount retained by Executive from the Benefit Lump-Sum Payment and the Benefits Gross-Up Payment, after reduction for any federal, state and local income and employment taxes on the Benefits Lump-Sum Payment and the Benefits Gross-Up Payment, shall equal the Benefits Lump-Sum Payment. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive benefits from such employer, the benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder; and

(D)  Executive’s rights with respect to all outstanding stock options, stock appreciation rights and other equity based awards (“Awards”) in connection with any termination of employment, including a Qualifying Termination, shall be governed exclusively, as applicable, by the terms of the Protection One, Inc. 2004 Stock Option Plan, the Protection One, Inc. Stock Appreciation Rights Plan and the grant and option agreements provided thereunder.

(b)   Non-Qualifying Termination.  If the employment of Executive terminates pursuant to a Non-Qualifying Termination, then the Company shall pay to Executive within five (5) business days following the Date of Termination, a lump-sum cash payment equal to the sum of (i) Executive’s Annual Base Salary payable through the Date of Termination; (ii) bonus amounts earned by Executive and declared and approved by the Board; and (iii) the cash equivalent of any accrued Paid Time Off; in each case to the extent not already paid.  The

Company may make such additional payments and provide such additional benefits to Executive as the Company and Executive may agree in writing.

6.     Non-Competition.  Executive hereby acknowledges that the services which she will perform for the Company are of a special and unique nature, and that the Company would find it extremely difficult or impossible to replace Executive.  Accordingly, Executive agrees that, in consideration of this Agreement and the payments to be received by her hereunder, from and after the date hereof through the period during which Executive continues to be employed by the Company and following termination of Executive’s employment for any reason until the first anniversary of such termination of employment (the “Non-Competition Period”), Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise (“Participate” or a “Participation”) with any Competitor (as hereinafter defined), except with the Company’s prior written consent.  For purposes of this Agreement, the term “Competitor” shall mean any entity engaged in the business of providing property monitoring services with revenue in excess of One Hundred Sixty Million Dollars ($160,000,000) during the most recent twelve (12) month period for which financial statements are available, including without limitation, ADT Security Services, Brink’s Home Security, Inc., The Stanley Works, Siemens A.G., United Technologies, Inc. and their respective subsidiaries, affiliates and successors.  Nothing in this section shall prohibit Executive from owning for investment purposes an aggregate of up to 3% of the publicly traded securities of any corporation listed on the New York Stock Exchange or American Stock Exchange or whose securities are quoted on the NASDAQ National Market.  Notwithstanding anything which may be to the contrary herein, Executive shall not be required to cease Participation in any business or organization which begins to compete with the Company subsequent to the time Executive commences such Participation, provided that such business or organization began to compete with the Company through no action, assistance, or plan of Executive.

It is the desire and intent of the parties that the provisions of this Section 6 shall be enforced under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section 6 is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction.

If Executive challenges the enforceability of the provisions of this Section 6 in whole or in part as to any Competitors, Executive shall, immediately upon such challenge, forfeit any right to any payments and benefits under Section 5(a) or 5(b) that she has not already received.

7.     Confidential Information.  Executive acknowledges that:

(a)   the business of the Company and its Subsidiaries and affiliates is intensely competitive and that Executive’s engagement by the Company requires that Executive have access to and knowledge of confidential information of the Company and its Subsidiaries and affiliates, including, but not limited to, the identity of customers, the identity of the representatives of customers with whom the Company and its Subsidiaries and affiliates have dealt, the kinds of services provided by the Company and its Subsidiaries and affiliates to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the “Confidential Information”);

(b)   the direct or indirect disclosure of such Confidential Information to existing or potential competitors of the Company and its Subsidiaries and affiliates would place the Company and its Subsidiaries and affiliates at a competitive disadvantage and would do damage, monetary or otherwise, to the business of the Company and its Subsidiaries and affiliates; and

(c)   the engaging by Executive in any of the activities prohibited by this Section 7 may constitute improper appropriation and/or use of such information and trade secrets.

Notwithstanding the foregoing, Confidential Information shall not include information which (x) is or becomes part of the public domain through a source other than Executive, (y) is or becomes available to Executive from a source independent of the Company and its Subsidiaries and affiliates, or (z) constitutes general industry knowledge possessed by Executive by virtue of Executive’s employment with the Company.  Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company and its Subsidiaries and affiliates.  Accordingly, the Company and Executive agree as follows:

(A)  During the Non-Competition Period, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available, or use any of the Confidential Information, other than in the proper performance of the duties contemplated herein or requested by the Company, or as required by law or by a court of competent jurisdiction or other administrative or legislative body; provided, however, that prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.

(B)   Executive agrees to return all computer hardware and all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request of the Chairman of the Board or the Chief Executive Officer of the Company and upon the termination of Executive’s employment for any reason.

8.     Nonsolicitation.  During the Non-Competition Period, Executive shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person who is an employee of the Company or any of its Subsidiaries or affiliates and whose salary is in excess of $50,000 to discontinue his or her relationship with the Company or any of its Subsidiaries or affiliates and accept employment by, or enter into a business relationship with, Executive or any other person or entity; provided, however, that this provision shall not apply to solicitation by general advertising.

9.     Antidisparagement.

(a)   Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, Executive agrees and promises that Executive shall not make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of the Company or any of its Subsidiaries or affiliates, or any of their shareholders, directors, officers or employees, or (ii) has or would have a materially negative financial impact, whether directly or indirectly, on the Company or any of its Subsidiaries and affiliates, or any of their shareholders, directors, officers or employees; provided that this subsection (ii) shall not be deemed to have been violated by statements or releases of information by Executive during the period of her employment under this Agreement which Executive believes to be truthful and which are made in the performance of her duties under this Agreement.

(b)   Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, the Company agrees and promises that neither it nor any of its Subsidiaries and affiliates shall make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of Executive or (ii) has or would have a negative financial impact whether directly or indirectly, on Executive.

10.   Injunctive Relief.

(a)   Executive acknowledges that a breach of the undertakings in Sections 6, 7, 8 or 9(a) of this Agreement would cause irreparable damage to the Company and its Subsidiaries and affiliates, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate.  Executive agrees that, if Executive breaches or attempts or threatens to breach any of the undertakings in Sections 6, 7, 8 or 9(a) of this Agreement, then the Company shall be entitled to injunctive relief without posting bond or other security, in addition to any other remedy or remedies available to the Company at law or in equity.

(b)   The Company acknowledges that a breach of the undertakings in Section 9(b) of this Agreement would cause irreparable damage to Executive, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate.  The Company agrees that, if the Company or any of its Subsidiaries or affiliates breaches or attempts or threatens to breach any of the undertakings in Section 9(b) of this Agreement, then Executive shall be entitled to injunctive relief, without posting bond or other security, in addition to any other remedy or remedies available to Executive at law or in equity.

11.   Withholding Taxes.  The Company may withhold from all payments due to Executive (or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.  Executive has represented that she is and will continue to be a resident of the State of Texas for all purposes.

12.   Directors and Officers Insurance; Indemnity.  The Company shall take all steps necessary to ensure that Executive is covered under any directors and officers liability insurance policy in effect from time to time for current and former directors and officers of the Company and any employee professional liability insurance policy in effect from time to time for employed professionals of the Company.  In addition, the Company shall hold harmless and indemnify Executive against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative (including an action by or in the right of the corporation) to which Executive is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is, was, or at any time becomes a director, officer, employee or agent of the Company, or is or was serving, or at any time serves at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise; or otherwise to the fullest extent as may be provided to Executive by the Company under the provisions of the Bylaws and the Articles of Incorporation of the Company and Delaware law.

13.   Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries or shall require Executive to continue the employment relationship against her wishes; provided, however, that any termination of Executive’s employment during the Term of this Agreement shall be subject to all of the provisions of this Agreement as provided in Section 18.

14.   Successors; Binding Agreement.

(a)   This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of the Company and POAMI.  The Company and POAMI will require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or POAMI, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and POAMI would be required to perform it if no such succession had taken place.  For purposes of this Section 14(a), “Company” shall mean the Company as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 14(a) or that otherwise become bound by the terms and provisions of this Agreement by operation of law.  For purposes of this Section 14(a), “POAMI” shall mean POAMI as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 14(a) or that otherwise become bound by the terms and provisions of this Agreement by operation of law

(b)   This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

15.   Notice.

(a)   For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:                                                                                                     Kimberly G. Lessner

If to the Company:                                                                                 Protection One, Inc.

1035 North 3rd Street, Suite 100

Lawrence, KS  66044

Attention:  Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)   A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specify the Date of Termination.  The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

16.   Full Settlement; Resolution of Disputes.  The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as otherwise provided in Section 5(a)(C), such amounts shall not be reduced whether or not Executive obtains other employment. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Wilmington, Delaware by three arbitrators in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award  in any court having jurisdiction.  The arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this section based on the arbitrator’s assessment of the merits of the positions of the parties.

17.   Employment with Subsidiaries.  Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

18.   Survival.  The respective obligations and benefits afforded to the Company and Executive as provided in Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 14, 16, 18, 19, 21, 22, 23 and 24 shall survive the termination of this Agreement.

19.   GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

20.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

21.   Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time.  Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, her estate or her beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, her estate or her beneficiaries under any other employee benefit plan or compensation program of the Company.

22.   No Mitigation.  The amounts payable to Executive upon any termination of her employment shall be considered severance pay in consideration of past services rendered on behalf of the Company and her continued service from the date hereof to the date she becomes entitled to such payments and shall be the sole amount of severance pay to which Executive is entitled from the Company and its affiliates upon termination of her employment.  Executive shall have no duty to mitigate her damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

23.   POAMI’s Obligations.  All of the obligations of the Company hereunder shall also be direct obligations of POAMI without the need for Executive to seek or exhaust remedies against the Company.

24.   Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes and replaces all previous verbal or written agreements that the parties may have made regarding the subject matter hereof.

IN WITNESS WHEREOF, each of the Company and POAMI has caused this Agreement to be executed by a duly authorized representative of the Company and POAMI and Executive has executed this Agreement as of the day and year first above written.

PROTECTION ONE, INC.

By:	Darius G. Nevin
Its:	EVP and CFO

PROTECTION ONE ALARM
MONITORING, INC.

By:	Darius G. Nevin
Its:	EVP and CFO

By:	/s/ Kimberly G. Lessner
Kimberly G. Lessner

Annex A

OPTION AGREEMENT

Protection One, Inc. (the “Company”), pursuant to its 2004 Stock Option Plan (the “Plan”), hereby grants to the Participant Options to purchase the number of shares of Stock set forth below.  The Options are subject to all of the terms and conditions set forth herein as well as all of the terms and conditions of the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan; provided that (A) the terms “Permissible Distribution Event” and “Qualified Sale” shall have the meaning set forth in the Protection One, Inc. Stock Appreciation Rights Plan, and (B) the term “Qualifying Termination” shall have the meaning set forth in the Employment Agreement dated March 8, 2007 between the Company and the Participant.

In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

Participant:	Kimberly G. Lessner

Date of Grant:	May 7, 2007

Number of Shares of Stock Subject to the Options:	100,000

Exercise Price per Share:	$ (closing price on Date of Grant)

Expiration Date:	Six years from the date of grant.

Type of Option:

The Options granted hereby are intended to qualify as incentive stock options ("ISOs") to the extent permissible under the requirements of Section 422 of the Code (and shall constitue nonqualifeid stock options to the extent such Options do not qualify as ISOs).

Vesting Schedule:

Subject to the Participant’s continued employment through the applicable vesting date and subject to Section 6(g) of the Plan, Options covering one-forty-eighth (1/48th) of the total shares of Stock set forth above shall vest and become exercisable on the last day of each full calendar month following the date of grant. Notwithstanding the foregoing, all Options shall vest and become exercisable immediately on a Qualifying Termination that occurs on or after a Qualified Sale and shall remain exercisable until the earlier of the Expiration Date or the first anniversary of such termination.

Exercise of Options

A Participant may exercise (subject to Section 6(g) and other provisions of the Plan) vested Options in whole or in part at any time and from time to time prior to their expiration; provided that, notwithstanding anything to the contrary in Section 6(g) of the Plan, outstanding Options that are vested at the time of, or in connection with, a Permissible Distribution Event shall expire if such Options are not exercised, or terminated in exchange for a net payment (if any) in accordance with Section 7(b) of the Plan, (1) within 6 months of the date of such Permissible Distribution Event, if such Permissible Distribution Event is an event described in paragraph (i), (ii) or (iii) of Section 409A(a)(2)(A) of the Code, or (2) within 10 calendar days of such Permissible Distribution Event, if such Permissible Distribution Event is an event described in paragraph (v) of Section 409A(a)(2)(A) of the Code (provided, for the avoidance of doubt, that outstanding Options that are unvested at the time of a Permissible Distribution Event shall not expire as a result of this proviso); and provided, further, that regardless of when exercise occurs, the shares of Stock (as adjusted pursuant to the Plan) to be issued upon such exercise shall only be issued and delivered to the Participant according to the terms set forth below (and any such shares shall be issued and delivered according to the terms set forth below regardless of whether the Participant's employment with the Company has terminated, for any reason, prior to the date on which such shares are to be so issued and delivered).

Delivery of Shares

Any shares of Stock that a Participant has purchased through the exercise of Options will be issued and delivered to the Participant, and any net payment due to a Participant in accordance with Section 7(b) of the Plan shall be paid to the Participant, upon (and only upon) the earlier of:

(1) 6 months after a Permissible Distribution Event that is described in paragraphs (i), (ii) or (iii) of Section 409A(2)(A) of the Code; or

(2) 10 calendar days after a Permissible Distribution Event that is described in paragraph (v) of Section 409A(2)(A) of the Code; or

(3) the sixth anniversary of the date of grant

(the earlier of such dates, a “Payment Date”); provided, for the avoidance of doubt, that there may be more than one Payment Date in the event a Permissible Distribution Event occurs prior to the date that all of a Participant’s outstanding Options have vested; and provided, further, that shares of Stock issuable and deliverable to a Participant shall be subject to adjustment and substitution (but not

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accelerated delivery) as provided in Section 7 of the Plan (and upon such issuance and delivery the Company shall also issue, if applicable, and deliver to the Participant all dividends or other distributions (including cash or securities and including, if applicable, merger consideration) that would have accrued on or been issued or delivered in respect of such shares from the date of exercise with respect thereto through the date of such issuance and delivery had shares been issued and delivered on the date of exercise); and provided, further, that to the extent the Participant’s right to receive Stock is converted pursuant to Section 7(b) of the Plan into a right to receive cash, the amount of cash so payable shall be credited with interest at six percent (6%) per annum, compounded annually, from the date such conversion is effective until the applicable Payment Date.

Holding Period for Shares Issued Upon Exercise of ISOs

Participant will report to the Company any disposition of shares purchased upon exercise of an ISO prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If and to the extent that such disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Participant shall remit to the Company an amount sufficient to satisfy those requirements.

The undersigned participant acknowledges receipt of the plan and, as an express condition to the grant of Options under this OPTION AGREEMENT, agrees to be bound by the terms OF both the OpTION AGREEMENT and the Plan.

PROTECTION ONE, inc.	participant

By:
Signature	Signature

Name:
Title:	Date:
Date:

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